Exhibit 23.4

December 16, 2014

Cohbar, Inc.

2265 E. Foothill Blvd.

Pasadena, CA 91107

Re: Registration Statement on Form S-1 (Registration No. 333-200033)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (File No. 333-200033) filed by the Cohbar, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about November 7, 2014, as amended through the date hereof (the “Registration Statement”).

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Thorsteinssons LLP

Thorsteinssons LLP